Exhibit 23.1

[Letterhead of Samduk Accounting Corporation]

CONSENT OF SAMDUK ACCOUNTING CORPORATION

We have issued our report dated November 25, 2003, with respect to the balance sheets of Real Media Korea Co., Ltd. as of September 30, 2003 and December 31, 2002 and the related statements of income, shareholders’ equity and cash flows for the nine-month period and the year then ended, which report appears in the Current Report on Form 8-K of 24/7 Real Media, Inc. dated January 12, 2004.

We consent to the use and incorporation by reference of the aforementioned report in the following: (i) this Registration Statement on Form S-3, including the Prospectus contained herein, (ii) registration statements (Nos. 333-109925, 333-108422, 333-106252, 333-100583, 333-89985, 333-47074, and 333-34020) on Form S-3, including the prospectuses contained therein, (iii) registration statements (Nos. 333-100582, 333-87714, 333-83287, 333-66995, 333-56308, and 333-35306) on Form S-8, and (iv) each subsequently filed registration statement on Form S-3 or Form S-8 of 24/7 Real Media, Inc.  We also consent to references to our name under the caption “Experts” in this Registration Statement and such other registration statements.

/s/ Samduk Accounting Corporation

Seoul, South Korea
January 9, 2004